Exhibit 15.1

EY CHANGE IN AUDITORS 16F ITEM LETTER

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen

We have read Item 16F. Change in Registrant’s Certifying Accountant on pages 127 and 128 of Form 20-F dated March 28, 2024 of Jumia Technologies AG and are in agreement with the statements contained in paragraphs one, three and five. Regarding the registrant's statement concerning material weaknesses in internal control over financial reporting as disclosed in Item 15 of the Company’s 2022 Annual Report on Form 20-F and material weaknesses in internal control over financial reporting as disclosed in Item 15 of the Company's 2023 Annual Report on Form 20-F, included in paragraph three on pages 127 and 128 therein, we had considered such matter in determining the nature, timing, and extent of procedures performed in our audit of the registrant's 2022 and 2023 financial statements. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young S.A.

Luxembourg, Grand Duchy of Luxembourg

March 28, 2024